EXHIBIT 21.1

Subsidiaries of EDGAR Online, Inc.

Name	Jurisdiction
FreeEDGAR.com, Inc.	Delaware
Financial Insight Systems, Inc.	Delaware
UBmatrix, Inc.	Washington